Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES THIRD QUARTER

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 23, 2024 - Covenant Logistics Group, Inc. (NYSE: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the third quarter ended September 30, 2024. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, October 24, 2024.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report third quarter earnings of $0.94 per diluted share and non-GAAP adjusted earnings of $1.09 per diluted share.

“Highlights of our third quarter’s results include year over year freight revenue growth of 2.1%, operating income growth of 7.2%, and non-GAAP adjusted operating income growth of 8.3%.  We were also pleased with a $36.6 million sequential reduction of our net indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), while improving the average age of our fleet by one month. Our core business continues to perform well despite the prolonged general freight market down cycle, as a result of capitalizing on new value-added commercial opportunities where available, allocating equipment investments toward more profitable operations, and controlling costs.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $4.0 million, or $0.22 per share, compared to $5.3 million, or $0.29 per share, in the 2023 quarter. The decrease in pre-tax net income for TEL was primarily a result of deterioration in the equipment market, suppressing gains on sale of used equipment, and increased interest expense associated with higher interest rates on equipment related debt.”

A summary of our third quarter financial performance:
	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except per share information)	2024	2023	2024	2023
Total Revenue	$287,885	$288,721	$854,145	$829,588
Freight Revenue, Excludes Fuel Surcharge	$258,599	$253,377	$762,796	$730,503
Operating Income	$16,235	$15,141	$36,147	$44,556
Adjusted Operating Income (1)	$19,327	$17,854	$52,797	$46,714
Operating Ratio	94.4%	94.8%	95.8%	94.6%
Adjusted Operating Ratio (1)	92.5%	93.0%	93.1%	93.6%
Net Income	$13,033	$13,506	$29,202	$42,434
Adjusted Net Income (1)	$15,224	$15,388	$41,297	$42,698
Earnings per Diluted Share	$0.94	$0.99	$2.11	$3.09
Adjusted Earnings per Diluted Share (1)	$1.09	$1.13	$2.98	$3.12

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except statistical information)	2024	2023	2024	2023
Combined Truckload
Total Revenue	$199,029	$193,661	$590,457	$560,068
Freight Revenue, excludes Fuel Surcharge	$170,039	$158,625	$500,005	$461,877
Operating Income	$11,896	$10,498	$22,201	$35,979
Adj. Operating Income (1)	$14,464	$12,840	$37,281	$37,009
Operating Ratio	94.0%	94.6%	96.2%	93.6%
Adj. Operating Ratio (1)	91.5%	91.9%	92.5%	92.0%
Average Freight Revenue per Tractor per Week	$5,637	$5,677	$5,672	$5,618
Average Freight Revenue per Total Mile	$2.41	$2.33	$2.38	$2.34
Average Miles per Tractor per Period	30,733	32,076	93,196	93,480
Weighted Average Tractors for Period	2,295	2,126	2,252	2,108

Expedited
Total Revenue	$104,314	$113,419	$317,795	$318,388
Freight Revenue, excludes Fuel Surcharge	$87,363	$91,689	$262,881	$259,316
Operating Income	$6,467	$7,522	$16,019	$22,613
Adj. Operating Income (1)	$7,000	$8,549	$17,619	$23,883
Operating Ratio	93.8%	93.4%	95.0%	92.9%
Adj. Operating Ratio (1)	92.0%	90.7%	93.3%	90.8%
Average Freight Revenue per Tractor per Week	$7,452	$7,830	$7,454	$7,669
Average Freight Revenue per Total Mile	$2.09	$2.12	$2.08	$2.14
Average Miles per Tractor per Period	46,796	48,586	140,191	139,739
Weighted Average Tractors for Period	892	891	901	867

Dedicated
Total Revenue	$94,715	$80,242	$272,662	$241,680
Freight Revenue, excludes Fuel Surcharge	$82,676	$66,936	$237,124	$202,561
Operating Income	$5,429	$2,976	$6,182	$13,366
Adj. Operating Income (1)	$7,464	$4,291	$19,662	$13,126
Operating Ratio	94.3%	96.3%	97.7%	94.5%
Adj. Operating Ratio (1)	91.0%	93.6%	91.7%	93.5%
Average Freight Revenue per Tractor per Week	$4,484	$4,124	$4,484	$4,185
Average Freight Revenue per Total Mile	$2.87	$2.69	$2.84	$2.67
Average Miles per Tractor per Period	20,521	20,165	61,855	61,162
Weighted Average Tractors for Period	1,403	1,235	1,351	1,241

(1)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 2.8%, to $199.0 million, compared to 2023. The increase in total revenue consisted of $11.4 million more freight revenue, partially offset by $6.0 million less fuel surcharge revenue. The increase in freight revenue primarily related to operating 169 or 7.9% more average tractors combined with an increase in freight revenue per total mile, partially offset by a reduction in utilization compared to the prior year.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $4.3 million, or 4.7%. Average total tractors increased by 1 unit to 892, compared to 891 in the prior year quarter. Average freight revenue per tractor per week decreased 4.8% as a result of a 1.2% reduction in freight revenue per total mile and a 3.7% reduction in utilization.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $15.7 million, or 23.5%. Average total tractors increased by 168 units or 13.6% to 1,403, compared to 1,235 in the prior year quarter. Average freight revenue per tractor per week increased 8.7% as a result of a 6.7% increase in freight revenue per total mile and a 1.8% increase in utilization.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Compared to the prior year, our truckload operating cost per total mile decreased 3 cents, or 1.0%, on a per total mile basis, primarily due to the declining cost of fuel.  On a non-GAAP or adjusted basis, where fuel expense is offset with fuel surcharge revenue, our truckload operating cost per total mile increased 7 cents or 3.2% compared to the prior quarter, primarily due to increases in salaries and wages, partially offset by a decrease to insurance and claims expenses.”

“Salaries, wages and related expenses increased year-over-year by 10 cents, or approximately 8%, on a per total mile basis, primarily due to increases in driver pay and workers compensation related costs.  As we grow our dedicated fleet in niche services, it requires hiring and retaining skilled drivers to operate specialized equipment on loads that typically have a shorter length of haul, resulting in higher costs on a per total mile basis.  In the period, we also incurred a large current period workers compensation claim that resulted in a year over year unfavorable variance to our combined truckload operating expenses.

“Insurance and claims expense decreased by 2 cents, or approximately 8%, on a per total mile basis, compared to the prior year quarter as a result of lapping the settlement of a large claim incurred in the prior year. Given our self-insurance limits, the amount of expense recognized from period to period can fluctuate.

“Fixed and variable expenses related to revenue producing equipment, including operational and maintenance costs, leased and rented equipment, depreciation, and loss on sale was roughly flat year over year on a per total mile basis. In the third quarter of 2024, we recognized a loss on sale of equipment of $0.2 million, compared to a gain of $0.6 million in the prior year quarter.”

Managed Freight Segment
	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2024	2023	2024	2023
Freight Revenue	$63,385	$69,713	$186,668	$193,868
Operating Income	$2,451	$3,742	$8,050	$6,905
Adj. Operating Income (1)	$2,716	$3,854	$8,843	$7,177
Operating Ratio	96.1%	94.6%	95.7%	96.4%
Adj. Operating Ratio (1)	95.7%	94.5%	95.3%	96.3%

(1)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased 9.1%, from the prior year quarter. Operating income declined 34.5% and adjusted operating income declined 29.5% compared to the third quarter of 2023. The year over year reduction in freight revenue is a result of softer volumes of available profitable freight.  Operating income fell short of our expectations for the quarter as a result of less year over year freight revenue and a large cargo related claim incurred during the quarter.”

Warehousing Segment
	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2024	2023	2024	2023
Freight Revenue	$25,175	$25,039	$76,123	$74,758
Operating Income	$1,888	$901	$5,896	$1,672
Adj. Operating Income (1)	$2,147	$1,160	$6,673	$2,528
Operating Ratio	92.6%	96.4%	92.3%	97.8%
Adj. Operating Ratio (1)	91.5%	95.4%	91.2%	96.6%

(1)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 0.5% versus the prior year quarter. Operating income and adjusted operating income for the Warehousing segment increased $1.0 million compared to the third quarter of 2023, as a result of improvements to direct labor costs and the year over year impact of customer rate increases that have taken effect.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At September 30, 2024, our total indebtedness decreased by $11.6 million to approximately $236.7 million as compared to December 31, 2023. In addition, our net indebtedness to total capitalization decreased to 35.4% at September 30, 2024 from 38.1% at December 31, 2023.

“The decrease in net indebtedness in the first three quarters of the current year is primarily attributable to cash flows from operations exceeding our net capital investment in revenue equipment of $72.9 million and the final post-acquisition earnout payment of $10.0 million related to AAT’s operational performance. Based on our current capital allocation plan, we anticipate additional reductions to our net indebtedness in the fourth quarter of 2024.

“At September 30, 2024, we had cash and cash equivalents totaling $35.2 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $19.7 million, and available borrowing capacity of $90.3 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of September 30, 2024, no testing was required, and we do not expect testing to be required in the foreseeable future.

At the end of the quarter, we had $4.9 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors decreased to 20 months compared to 23 months a year ago.

“For the balance of 2024, our baseline expectation for net capital equipment expenditures is $15 million to $20 million and reflects our priorities of maintaining the average age of our fleet in a manner that allows us to optimize operational uptime and related operating costs, and offering a fleet of equipment that our professional drivers are proud to operate. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Outlook

 Mr. Parker concluded, “Although we are pleased with our results for the period, our belief is that the overall general freight market will take time to meaningfully improve.  The combination of lingering excess carrier capacity and the lack of an immediate catalyst to improve volumes, feeds our thesis that improvements will be slow and steady. While we are seeing some green shoots in the form of new dedicated business awards and a small number of customer rate increases, these wins have somewhat been offset with softer than anticipated volumes, particularly in our Expedited segment. Additionally, we remind investors that our less volatile operating model, consisting of a large percentage of multi-year contractual agreements, will likely take time to execute and recognize the benefits of operational leverage than our historical model if and when freight demand and pricing improve materially. Regardless of the operating environment, our focus and commitment remains unchanged as we execute our strategic plan through tactical step by step execution that will continue to allow us to capitalize on opportunities that drive us deeper into the supply chain, add value for our customers, and create efficiencies across our enterprise, which we believe will allow us to become a stronger, more profitable, and more predictable business.”

Conference Call Information

The Company will host a live conference call tomorrow, October 24, 2024, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future availability and covenant testing under our ABL credit facility, equipment age, net capital expenditures and related priorities, benefits, and returns, capital allocation alternatives, the expected impact of our self-insurance limits, expectations for the general freight market, progress toward our strategic goals and the expected impact of achieving such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflicts in Ukraine and the Middle East, expansion of such conflicts to other areas or countries or similar conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
Income Statement Data
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000s, except per share data)	2024	2023	% Change	2024	2023	% Change
Revenues
Freight revenue	$258,599	$253,377	2.1%	$762,796	$730,503	4.4%
Fuel surcharge revenue	29,286	35,344	(17.1%)	91,349	99,085	(7.8%)
Total revenue	$287,885	$288,721	(0.3%)	$854,145	$829,588	3.0%

Operating expenses:
Salaries, wages, and related expenses	110,815	102,314		317,523	302,753
Fuel expense	28,545	35,173		88,590	100,692
Operations and maintenance	17,690	16,984		46,838	50,328
Revenue equipment rentals and purchased transportation	64,434	72,046		193,940	203,045
Operating taxes and licenses	3,227	3,381		8,871	10,161
Insurance and claims	12,241	13,074		44,779	36,810
Communications and utilities	1,330	1,254		4,005	3,753
General supplies and expenses	11,937	11,774		47,244	38,169
Depreciation and amortization	21,222	18,182		64,460	51,701
Loss (gain) on disposition of property and equipment, net	209	(602)		1,748	(12,380)
Total operating expenses	271,650	273,580		817,998	785,032
Operating income	16,235	15,141		36,147	44,556
Interest expense, net	3,204	2,637		10,341	5,530
Income from equity method investment	(3,993)	(5,335)		(11,763)	(16,659)
Income from continuing operations before income taxes	17,024	17,839		37,569	55,685
Income tax expense	4,141	4,483		8,817	13,701
Income from continuing operations	12,883	13,356		28,752	41,984
Income from discontinued operations, net of tax	150	150		450	450
Net income	$13,033	$13,506		$29,202	$42,434

Basic earnings per share (1)
Income from continuing operations	$0.98	$1.03		$2.19	$3.21
Income from discontinued operations	$0.01	$0.01		$0.03	$0.03
Net income per basic share	$0.99	$1.04		$2.22	$3.24
Diluted earnings per share (1)
Income from continuing operations	$0.93	$0.98		$2.08	$3.06
Income from discontinued operations	$0.01	$0.01		$0.03	$0.03
Net income per diluted share	$0.94	$0.99		$2.11	$3.09
Basic weighted average shares outstanding (000s)	13,177	12,947		13,137	13,082
Diluted weighted average shares outstanding (000s)	13,901	13,679		13,827	13,739

(1)	Total may not sum due to rounding.

	Segment Freight Revenues
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000's)	2024	2023	% Change	2024	2023	% Change
Expedited - Truckload	$87,363	$91,689	(4.7%)	$262,881	$259,316	1.4%
Dedicated - Truckload	82,676	66,936	23.5%	237,124	202,561	17.1%
Combined Truckload	170,039	158,625	7.2%	500,005	461,877	8.3%
Managed Freight	63,385	69,713	(9.1%)	186,668	193,868	(3.7%)
Warehousing	25,175	25,039	0.5%	76,123	74,758	1.8%
Consolidated Freight Revenue	$258,599	$253,377	2.1%	$762,796	$730,503	4.4%

	Truckload Operating Statistics
	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Average freight revenue per loaded mile	$2.80	$2.64	6.1%	$2.74	$2.66	3.0%
Average freight revenue per total mile	$2.41	$2.33	3.4%	$2.38	$2.34	1.7%
Average freight revenue per tractor per week	$5,637	$5,677	(0.7%)	$5,672	$5,618	1.0%
Average miles per tractor per period	30,733	32,076	(4.2%)	93,196	93,480	(0.3%)
Weighted avg. tractors for period	2,295	2,126	7.9%	2,252	2,108	6.8%
Tractors at end of period	2,306	2,149	7.3%	2,306	2,149	7.3%
Trailers at end of period	6,484	5,871	10.4%	6,484	5,871	10.4%

	Selected Balance Sheet Data
($s in '000's, except per share data)	9/30/2024	12/31/2023
Total assets	$1,009,795	$954,438
Total stockholders' equity	$431,552	$403,420
Total indebtedness, comprised of total debt and finance leases, net of cash	$236,704	$248,329
Net Indebtedness to Capitalization Ratio	35.4%	38.1%
Leverage Ratio(1)	1.76	2.14
Tangible book value per end-of-quarter basic share	$19.74	$17.45

(1)
Leverage Ratio is calculated as average total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)

(Dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
GAAP Presentation	2024	2023	bps Change	2024	2023	bps Change
Total revenue	$287,885	$288,721		$854,145	$829,588
Total operating expenses	271,650	273,580		817,998	785,032
Operating income	$16,235	$15,141		$36,147	$44,556
Operating ratio	94.4%	94.8%	(40)	95.8%	94.6%	120

Non-GAAP Presentation	2024	2023	bps Change	2024	2023	bps Change
Total revenue	$287,885	$288,721		$854,145	$829,588
Fuel surcharge revenue	(29,286)	(35,344)		(91,349)	(99,085)
Freight revenue (total revenue, excluding fuel surcharge)	258,599	253,377		762,796	730,503

Total operating expenses	271,650	273,580		817,998	785,032
Adjusted for:
Fuel surcharge revenue	(29,286)	(35,344)		(91,349)	(99,085)
Amortization of intangibles (2)	(2,372)	(2,220)		(7,116)	(5,142)
Gain on disposal of terminals, net	-	-		-	7,627
Contingent consideration liability adjustment	(720)	(493)		(9,534)	(2,485)
Transaction and executive retirement	-	-		-	(2,158)
Adjusted operating expenses	239,272	235,523		709,999	683,789
Adjusted operating income	19,327	17,854		52,797	46,714
Adjusted operating ratio	92.5%	93.0%	(40)	93.1%	93.6%	(50)

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS(1)

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP Presentation - Net income	$13,033	$13,506	$29,202	$42,434
Adjusted for:
Amortization of intangibles (2)	2,372	2,220	7,116	5,142
Discontinued operations reversal of loss contingency (3)	(200)	(200)	(600)	(600)
Gain on disposal of terminals, net	-	-	-	(7,627)
Contingent consideration liability adjustment	720	493	9,534	2,485
Acquisition transaction costs and executive retirement bonus	-	-	-	2,158
Total adjustments before taxes	2,892	2,513	16,050	1,558
Provision for income tax expense at effective rate	(701)	(631)	(3,955)	(294)
Tax effected adjustments	$2,191	$1,882	$12,095	$1,264
Tennessee works tax act	-	-	-	(1,000)
Non-GAAP Presentation - Adjusted net income	$15,224	$15,388	$41,297	$42,698

GAAP Presentation - Diluted earnings per share ("EPS") (4)	$0.94	$0.99	$2.11	$3.09
Adjusted for:
Amortization of intangibles (2)	0.17	0.16	0.51	0.37
Discontinued operations reversal of loss contingency(3)	(0.01)	(0.01)	(0.04)	(0.04)
Gain on sale of terminal, net	-	-	-	(0.55)
Contingent consideration liability adjustment	0.05	0.04	0.69	0.18
Acquisition transaction costs and executive retirement bonus	-	-	-	0.16
Total adjustments before taxes	0.21	0.19	1.16	0.12
Provision for income tax expense at effective rate	(0.06)	(0.05)	(0.29)	(0.02)
Tax effected adjustments	$0.15	$0.14	$0.87	$(0.10)
Tennessee works tax act	-	-	-	(0.07)
Non-GAAP Presentation - Adjusted EPS	$1.09	$1.13	$2.98	$3.12

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

(4)	Total may not sum due to rounding.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended September 30,
GAAP Presentation	2024					2023
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$104,314	$94,715	$199,029	$63,385	$25,471	$113,419	$80,242	$193,661	$69,713	$25,347
Total operating expenses	97,847	89,286	187,133	60,934	23,583	105,897	77,266	183,163	65,971	24,446
Operating income	$6,467	$5,429	$11,896	$2,451	$1,888	$7,522	$2,976	$10,498	$3,742	$901
Operating ratio	93.8%	94.3%	94.0%	96.1%	92.6%	93.4%	96.3%	94.6%	94.6%	96.4%

Non-GAAP Presentation
Total revenue	$104,314	$94,715	$199,029	$63,385	$25,471	$113,419	$80,242	$193,661	$69,713	$25,347
Fuel surcharge revenue	(16,951)	(12,039)	(28,990)	-	(296)	(21,730)	(13,306)	(35,036)	-	(308)
Freight revenue (total revenue, excluding fuel surcharge)	87,363	82,676	170,039	63,385	25,175	91,689	66,936	158,625	69,713	25,039

Total operating expenses	97,847	89,286	187,133	60,934	23,583	105,897	77,266	183,163	65,971	24,446
Adjusted for:
Fuel surcharge revenue	(16,951)	(12,039)	(28,990)	-	(296)	(21,730)	(13,306)	(35,036)	-	(308)
Amortization of intangibles (2)	(533)	(1,315)	(1,848)	(265)	(259)	(534)	(1,315)	(1,849)	(112)	(259)
Contingent consideration liability adjustment	-	(720)	(720)	-	-	(493)	-	(493)	-	-
Adjusted operating expenses	80,363	75,212	155,575	60,669	23,028	83,140	62,645	145,785	65,859	23,879
Adjusted operating income	7,000	7,464	14,464	2,716	2,147	8,549	4,291	12,840	3,854	1,160
Adjusted operating ratio	92.0%	91.0%	91.5%	95.7%	91.5%	90.7%	93.6%	91.9%	94.5%	95.4%

	Nine Months Ended September 30,
GAAP Presentation	2024					2023
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$317,795	$272,662	$590,457	$186,668	$77,020	$318,388	$241,680	$560,068	$193,868	$75,652
Total operating expenses	301,776	266,480	568,256	178,618	71,124	295,775	228,314	524,089	186,963	73,980
Operating income	$16,019	$6,182	$22,201	$8,050	$5,896	$22,613	$13,366	$35,979	$6,905	$1,672
Operating ratio	95.0%	97.7%	96.2%	95.7%	92.3%	92.9%	94.5%	93.6%	96.4%	97.8%

Non-GAAP Presentation
Total revenue	$317,795	$272,662	$590,457	$186,668	$77,020	$318,388	$241,680	$560,068	$193,868	$75,652
Fuel surcharge revenue	(54,914)	(35,538)	(90,452)	-	(897)	(59,072)	(39,119)	(98,191)	-	(894)
Freight revenue (total revenue, excluding fuel surcharge)	262,881	237,124	500,005	186,668	76,123	259,316	202,561	461,877	193,868	74,758

Total operating expenses	301,776	266,480	568,256	178,618	71,124	295,775	228,314	524,089	186,963	73,980
Adjusted for:
Fuel surcharge revenue	(54,914)	(35,538)	(90,452)	-	(897)	(59,072)	(39,119)	(98,191)	-	(894)
Amortization of intangibles (2)	(1,600)	(3,946)	(5,546)	(793)	(777)	(1,600)	(2,583)	(4,183)	(182)	(777)
Gain on disposal of terminals, net	-	-	-	-	-	3,928	3,699	7,627	-	-
Contingent consideration liability adjustment	-	(9,534)	(9,534)	-	-	(2,485)	-	(2,485)	-	-
Transaction and executive retirement	-	-	-	-	-	(1,113)	(876)	(1,989)	(90)	(79)
Adjusted operating expenses	245,262	217,462	462,724	177,825	69,450	235,433	189,435	424,868	186,691	72,230
Adjusted operating income	17,619	19,662	37,281	8,843	6,673	23,883	13,126	37,009	7,177	2,528
Adjusted operating ratio	93.3%	91.7%	92.5%	95.3%	91.2%	90.8%	93.5%	92.0%	96.3%	96.6%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Back to Form 8-K